Contacts:

Rick Pierce                                        Douglas MacDougall
V.P., Finance & Investor Relations                 Chris Erdman
SafeScience, Inc.                                  Feinstein Kean Healthcare
(617) 422-0674                                     (617) 577-8110
www.safescience.com                                 www.fkhealth.com
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FOR IMMEDIATE RELEASE
---------------------

            U.S. ENVIRONMENTAL PROTECTION AGENCY APPROVES CONDITIONAL
                  REGISTARATION OF ELEXA-4(R)FROM SAFESCIENCE

    SAFESCIENCE ANTICIPATES ACTIVE MARKETING OF PLANT DEFENSE BOOSTER FOR THE
                               2001 GROWING SEASON

BOSTON, MA, OCTOBER 20, 2000-- SafeScience, Inc., (Nasdaq, SAFS), announced today that the United States Environmental Protection Agency's Office of Pesticide Programs, Biopesticides and Pollution Prevention Division has granted conditional approval of its Elexa-4 Plant Defense Booster. Elexa-4 is a non-toxic, Plant Defense Booster that helps protect grapes, strawberries and a wide variety of other crops from pathogens such as powdery mildew, boytritis and gray mold. Elexa stimulates the plant's own natural defense system to defend against attack by these diseases.

"Elexa-4 addresses large and important agricultural markets and we are very pleased by the conditional EPA approval for Elexa-4," stated Richard Daoust, Ph.D. Vice President of Agriculture of SafeScience. "While we will initially focus our sales efforts for Elexa-4 on high-value crops such as grapes, strawberries, cherries, and roses in the United States, Elexa-4 has been approved for use on a variety of both commercial high-value and commodity crops such as tree fruits, tomatoes, melons, cucumbers, and greenhouse and nursery plants."

"We  have  filed  for  state  registration  in  California  and  will  now  file registrations for Elexa-4 in other states. Subject to receiving state registration SafeScience can begin sales of Elexa-4. SafeScience will be filing additional information to comply with the EPA registration process to obtain full approval, which it expects to receive within six months. "We anticipate actively marketing Elexa-4 for the Spring 2001 growing season," continued Dr. Daoust. "Elexa-4 has been produced in commercial scale and the finished product is being held in inventory for sale pending final state registration approvals. The product will be priced competitively with other registered chemical and biological pest control solutions and is easily manufactured and scaleable."

Elexa-4 is considered "exempt from tolerance" by the EPA, which means that it does not leave chemical residues on fruit or foliage. Elexa-4's exempt status allows it to be applied up to and on the day of harvest unlike conventional pesticides that must be discontinued weeks in advance. Elexa has been and continues to be field tested on a variety of crops in the United States and in


                                     -more-

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other countries  against important  commercial  diseases such as powdery mildew, downey mildew, gray mold and other diseases. Several research trials show Elexa to be as effective against certain important commercial diseases as currently used traditional commercial chemical fungicides. Additional field trials are ongoing.

Elexa-4 was recently cited in two trade journals, the January 2000 edition of The Grape Grower, Magazine of the Western Grape Industry and the May 2000 edition of the American Fruit Grower. Both publications discuss the scope of the Food Quality Protection Act and the fact that current concerns with chemical resistance by pests to commonly used toxic pesticides are changing the methods U.S. growers use to control these pests. This regulatory and political environment makes newly approved products like Elexa-4 potentially important components of many growers' future pest control programs.

According to published literature, the worldwide market for products targeted towards prevention and treatment of plant fungal diseases is approximately six billion dollars.

SAFESCIENCE
SafeScience develops and licenses pharmaceutical, agricultural and consumer products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an antifungal compound, CAN-296, in pre-clinical development for potential treatment of human fungal infections. In the area of agriculture, SafeScience has received conditional U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. SafeScience has filed for state registration of Elexa in California and will now begin the process of registering it in several U.S. states. SafeScience's line of consumer and commercial products are being marketed under the SafeScience(R) brand as an alternative to conventional products employing potentially harmful chemicals. Further information is available on SafeScience's web site: http://www.safescience.com.
          --------------------------

SAFE HARBOR STATEMENT
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product nonapproval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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